CONTACT:
Mike Archer
Corporate Controller
Camden National Corporation
(207) 230-2058 or marcher@camdennational.com

FOR IMMEDIATE RELEASE

December 20, 2016

Camden National Corporation's Board Announces a 15% Increase in its Quarterly Dividend

CAMDEN, Maine, December 20, 2016 /PRNewswire/ -- Gregory A. Dufour, president and chief executive officer of Camden National Corporation (NASDAQ®: CAC; the "Company") announced today that the board of directors of the Company increased the quarterly dividend by $0.03 to $0.23 per share.

“The ability to increase dividends 15% is the result of the financial benefits of our acquisition of SBM Financial, Inc. and demonstrates our ability to execute and deliver on our commitments,” said Dufour. “We’ve complemented both the financial performance and dividend with our recent 3-for-2 stock split in September as strategies to reward our shareholders.”

The $0.23 per share dividend is a 15% increase from the $0.20 per share dividend declared in the third quarter of 2016 and the same period a year ago. The dividend is payable on January 31, 2017, for shareholders of record on January 17, 2017.

About Camden National Corporation
Camden National Corporation (NASDAQ: CAC) is the holding company of Camden National Bank. Headquartered in Camden, Maine, the Company had approximately $3.9 billion in assets as of September 30, 2016 and is the largest publicly traded bank holding company in Northern New England. Camden National Bank, a leading financial services company offering financial products for consumers, businesses and wealth management clients, is a full-service community bank that employs over 650 people, features a network of 61 banking centers and 84 ATMs in Maine. The bank offers state-of-the-art online and mobile banking resources as well as comprehensive wealth management, and investment, insurance and financial planning services through Camden National Wealth Management and Camden Financial Consultants. To learn more, visit www.CamdenNational.com.